EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Announces a Restatement of 2009, 2010 and 2011 Financial Statements, Reports Earnings of $5.5 Million for 2011 and Declares Its First Dividend

MCLEAN, Va., Feb. 7, 2012 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. ("Southern National") announced today that net income for the year ended December 31, 2011 was $5.5 million compared to $3.3 million (as restated) for the year ended December 31, 2010. All 2010 amounts set forth in this press release, as applicable, reflect the restatement of previously issued financial statements discussed in the paragraph below. In addition, the Board of Directors declared a dividend of $.015 per share payable to shareholders of record as of February 9, 2012. This is Southern National's first dividend since its founding over six years ago.

Separately, Southern National has filed a Form 8-K disclosing that it will restate its financial statements for the year ended December 31, 2009, the interim quarterly periods and year ended December 31, 2010 and the interim quarterly periods through September 30, 2011. In December 2009, we acquired Greater Atlantic Bank from the FDIC. We have identified errors in the purchase accounting related to that acquisition. The most significant adjustment involves the initial estimate of the fair value of the FDIC indemnification asset. Based on current estimates, we believe the as reported amount of $19.4 million at December 31, 2009 was overstated by approximately $10.6 million. We expect that the restatement will result in the reversal of the entire gain of $11.2 million recognized during the fourth quarter of 2009. Based on current estimates, the restatement will result in a Tier I Risk Based Capital Ratio as of December 31, 2009 of 16.06% compared with 17.32% previously reported and a Tier I Risk Based Capital Ratio of 19.53% as of December 31, 2010 compared with 20.52% previously reported. Several other corrections to the purchase accounting will also be made. Correcting the errors in the original purchase accounting impacts accretion and amortization amounts recorded in 2010 and 2011 and certain balance sheet amounts as of the end of the aforementioned accounting periods. We expect that the restatement will result in net income of $3.3 million for the year ended December 31, 2010, compared with $1.8 million previously reported and net income of $4.1 million for the nine months ended September 30, 2011 compared with $3.7 million previously reported. We have provided our analysis of the errors to our former independent registered public accounting firm and our former advisor that assisted with the calculation of the fair value of the assets acquired and liabilities assumed for the Greater Atlantic Bank acquisition and expect that our former public accounting firm will agree will agree with our analysis.

Overview

Net income for the year ended December 31, 2011 was $5.5 million, up from $3.3 million for the year ended December 31, 2010. Net income during 2010 and the fourth quarter of 2010 were adversely affected by a fourth quarter loan loss provision of $5.3 million and corresponding charge-offs on two Kluge related loans discussed in previous press releases.

Southern National's efficiency ratio was 51.7% for the year ended December 31, 2010 compared to 51.5% for the year ended December 31, 2011.

Fourth quarter 2011 earnings were $1.4 million compared to a net loss of $1.2 million in the fourth quarter of 2010 attributable primarily to the loan loss provisions related to the Kluge properties noted above.

Total assets of Southern National Bancorp of Virginia were $611.7 million as of December 31, 2011, up from $585.6 million as of December 31, 2010. During 2011, we did not acquire any securities as we were unable to identify investment securities that met our yield and stability thresholds. We continued to experience repayments on the covered portfolio. The covered portfolio decreased from $95.3 million at the end of 2010 to $82.1 at the end of 2011. Loan closings in the non-covered portfolio were a robust $46.6 million during the fourth quarter of 2011, only a portion of which was reflected in increased outstanding balances.  Non-covered loans were up to $410.9 million at the end of 2011 compared to $367.3 million at the end of 2010.

Net Interest Income

Net interest income was $27.3 million during the year ended December 31, 2011, compared to $27.8 million during the prior year. Average loans during 2011 were $477.1 million compared to $462.8 million last year. The net interest margin was 5.07% in 2011, up from 5.03% in 2010.

Net interest income was $7.0 million in the quarter ended December 31, 2011 up from $6.4 million during the same period last year. Average loans during the fourth quarter of 2011 were $491.7 million compared to $457.8 million during the same period last year. The net interest margin was 5.03% in the fourth quarter of 2011, up from 4.60% in 2010.

Noninterest Income

Noninterest income increased to $2.1 million during 2011 from $1.4 million in 2010. The increase was largely attributable to an $800 thousand insurance benefit resulting from the death of an officer covered by bank-owned life insurance in the second quarter of 2011.

During the fourth quarter of 2011 noninterest income was $422 thousand, up from $351 thousand in the fourth quarter of 2010. Most of the increase was attributable to the sale of SBA loans during the quarter which resulted in a gain of $395 thousand. This was partially offset by an other than temporary impairment (OTTI) charge for credit on one of the trust preferred securities in the amount of $216 thousand and a write down of an other real estate owned (OREO) property in the amount of $150 thousand.

Noninterest Expense

Noninterest expense was $14.9 million in 2011 compared to $15.3 million in 2010. During 2010 recoveries from the FDIC reduced the indemnification asset in the amount of $1.1 million and more than offset any accretion of the indemnification asset. Legal expense increased by $260 thousand during 2011 compared to 2010. There was noninterest expense of approximately $82 thousand related to the Midlothian Branch which was acquired in October 2011.

Loan Portfolio

The composition of our loan portfolio consisted of the following at December 31, 2011 and 2010 (in thousands):

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans	Loans	Loans	Loans	Loans	Loans
	December 31, 2011			December 31, 2010
Mortgage loans on real estate:
Commercial real estate - owner-occupied	$ 4,854	$ 82,450	$ 87,304	$ 5,427	$ 81,487	$ 86,914
Commercial real estate - non-owner-occupied	11,118	117,059	128,177	14,377	76,068	90,445
Secured by farmland	--	1,506	1,506	--	3,522	3,522
Construction and land loans	2,883	39,565	42,448	3,249	39,480	42,729
Residential 1-4 family	25,307	49,288	74,595	28,733	58,900	87,633
Multi- family residential	629	19,553	20,182	629	19,177	19,806
Home equity lines of credit	35,067	9,434	44,501	40,287	10,532	50,819
Total real estate loans	79,858	318,855	398,713	92,702	289,166	381,868

Commercial loans	2,122	91,247	93,369	2,443	76,644	79,087
Consumer loans	108	1,868	1,976	143	2,010	2,153
Gross loans	82,088	411,970	494,058	95,288	367,820	463,108

Less deferred fees on loans	--	(1,088)	(1,088)	--	(554)	(554)
Loans, net of unearned income	$ 82,088	$ 410,882	$ 492,970	$ 95,288	$ 367,266	$ 462,554

The increase in the loan portfolio was achieved despite continuing repayments in the covered portfolio and the sale of $4.3 million in SBA loans during the fourth quarter.

Loan Loss Provision/Asset Quality

Our provision for loan losses for the fourth quarter of 2011 was $1.7 million. In the fourth quarter of 2010 it was $5.3 million and was primarily related to charge-offs of a similar amount on two Kluge related loans, one a development loan and one a residential mortgage on a house in the development. In the fourth quarter of 2011 we sold two of the tracts included in the Kluge development loan to a neighbor.

Non-covered OREO as of December 31, 2011 was $13.6 million compared to $3.9 million as of the end of the previous year. During the year we had ten foreclosures (seven commercial real estate loans and three residential mortgage loans) in an aggregate amount of $12.0 million and OREO sales of $2.0 million including part of the Kluge property. Non-covered OREO was comprised of the Culpeper lots, a horse facility and an estate in Charlottesville and two small commercial properties in Charlottesville, a construction/land project, a commercial property in southwest Virginia and three residential properties.

Non-covered nonaccrual loans were $2.1 million (excluding $2.5 million of loans fully covered by SBA guarantees) at December 31, 2011 down from $8.2 million (excluding $1.4 million of loans fully covered by SBA guarantees) at the end of last year.  The ratio of non-covered non-performing assets to total non-covered assets increased from 2.47% (excluding the SBA guaranteed loans) at the end of 2010 to 2.97% (excluding the SBA guaranteed loans) at December 31, 2011. The portions of these SBA loans that were unguaranteed were charged off.

We had charge-offs totaling $6.3 million during the year ended December 31, 2011. During 2010 we had charge-offs of $8.8 million of which $5.1 million was related to the Kluge loans described above. We had recoveries totaling $200 thousand during 2011 and $167 thousand during 2010.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at December 31, 2011 was 1.53%, compared to 1.52% at the end of 2010.  Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $45.0 million at December 31, 2011 compared to $56.0 million at the end of 2010. The decline was the result of prepayments. There were no purchases during 2011. During the year it was very difficult to find securities where the prospective earnings outweighed potential losses in the event of a backup in interest rates.

The pooled trust preferred securities portfolio was comprised of the following:

										Previously
										Recognized
										Cumulative
		Ratings						Estimated	Current	Other
	Tranche	When Purchased		Current Ratings				Fair	Defaults and	Comprehensive
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value	Deferrals	Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 7,075	$ 6,348	$ 3,733	$ 107,400	$ 303
MMCF III B	Senior Sub	A3	A-	Ba1	CC	437	427	303	37,000	10
						7,512	6,775	4,036		$ 313

										Cumulative	Cumulative
										Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:										Loss (2)	Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	383	364	134,100	763	$ 354
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,081	128	230	157,205	1,374	579
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,039	--	31	218,750	7	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,057	32	32	121,682	335	690
ALESCO V C1	Mezzanine	A2	A	C	C	2,104	465	383	90,000	978	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,135	29	262	246,100	547	2,559
ALESCO XVI C	Mezzanine	A3	A-	C	C	2,087	116	424	82,400	791	1,180
						14,003	1,153	1,726		$ 4,795	$ 8,055

Total						$ 21,515	$ 7,928	$ 5,762

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

During the quarter there were three factors impacting the trust preferred securities portfolio:

  MMCF II B paid off with no gain or loss.
  ALESCO VII AIB had a prepayment, and the par value was reduced to $7.1 million.
  We recorded OTTI charges for credit on MMC Funding XVIII in the amount of $216 thousand related primarily to an interest deferral by Porter Bancorp.

Other than the trust preferred securities at December 31, 2011 the securities portfolio (held to maturity and available for sale) was comprised of the following:

  We owned $26.1 million of FNMA and FHLMC mortgage-backed securities, down from $34.1 million at December 31, 2010. Since the conservatorship, these securities carry the full faith and credit of the US Government. As of December 31, 2011 the fair value of these securities was $27.8 million.
  We owned $9.8 million in guaranteed SBA loan pools acquired from the FDIC in the Greater Atlantic transaction which are designated as available-for-sale.
  We own 55,000 shares of the Freddie Mac perpetual preferred stock Series V. The fair value of these shares at December 31, 2011 was $69 thousand.
  We also own $926 thousand of SARM 2005-22 1A2. This residential collateralized mortgage obligation was originally rated AAA by Standard and Poors. After a series of downgrades, this security has been other than temporarily impaired in past reporting periods. For the fourth quarter of 2011 and based on our review of the trustee report, shock analysis and current information regarding delinquencies, nonperforming loans and credit support it has been determined that no OTTI charge for credit was required for the quarter ended December 31, 2011. The assumptions used in the analysis included a 3.3% prepayment speed, 12% default rate, a 48% loss severity and an accounting yield of 2.47%. We recorded no OTTI charges for credit on this security in the fourth quarter of 2010.

Branch Acquisition

On October 1, 2011, we completed the acquisition of the Midlothian Branch of the Bank of Hampton Roads. We assumed deposits in the amount of $42.2 million. Goodwill in the amount of $436 thousand and a premium on time deposits of $303 thousand were recorded.   No core deposit intangible asset was recorded. We also acquired the office building, furniture and equipment in the amount of $1.7 million.

Deposits

Total deposits were $461.1 million at December 31, 2011 compared to $431.0 million at December 31, 2010. We completed the assumption of $42.2 million of deposits of the Midlothian Branch of the Bank of Hampton Roads in October 2011. Certificates of deposit increased $50.7 million during 2011, including $32.2 million from the Midlothian Branch acquisition. This was partially offset by a decrease in money market accounts of $20.9 million during 2011. We assumed money market deposits totaling $9.3 million from the Midlothian Branch acquisition. We had no brokered certificates of deposit at December 31, 2011, compared to $27 million as of December 31, 2010. Noninterest-bearing deposits were $32.6 million at December 31, 2011 and $34.5 million at December 31, 2010. We assumed noninterest-bearing deposits totaling $550 thousand from the Midlothian Branch acquisition. The total of noninterest-bearing deposits and NOW accounts was $50.1 million as of December 31, 2011, compared to $50.5 million at the end of 2010.

Stockholders' Equity

On an as restated basis, total stockholders' equity increased from $93.3 million as of December 31, 2010 to $99.1 million at December 31, 2011 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 19.35% and 18.60% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of December 31, 2011.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $611.7 million at December 31, 2011. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 14 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Richmond and Clifton Forge, and one branch in Rockville, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Annual Reports on Form 10-K for the year ended December 31, 2010 and other reports and statements filed by Southern National Bancorp of Virginia, Inc. with the SEC. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	December 31,	December 31,
	2011	2010
		(As Restated)
Assets
Cash and cash equivalents	$ 5,035	$ 9,745
Investment securities-available for sale	9,905	11,068
Investment securities-held to maturity	35,075	44,895
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,653	6,350
Loans receivable, net of unearned income	492,970	462,554
Allowance for loan losses	(6,295)	(5,599)
Net loans	486,675	456,955
Intangible assets	11,155	11,638
Bank premises and equipment, net	6,350	4,659
Bank-owned life insurance	17,575	14,568
FDIC indemnification asset	6,437	7,195
Other real estate owned	14,256	4,577
Other assets	12,601	13,948
Total assets	$ 611,717	$ 585,598

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 32,582	$ 34,529
Interest-bearing deposits	428,513	396,445
Securities sold under agreements to repurchase and other
short-term borrowings	14,236	23,908
Federal Home Loan Bank advances	33,500	35,000
Other liabilities	3,770	2,441
Total liabilities	512,601	492,323
Stockholders' equity	99,116	93,275
Total liabilities and stockholders' equity	$ 611,717	$ 585,598

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
		(As Restated)		(As Restated)

Interest and dividend income	$ 8,504	$ 8,449	$ 33,423	$ 36,290
Interest expense	1,487	2,094	6,087	8,513
Net interest income	7,017	6,355	27,336	27,777
Provision for loan losses	1,650	5,250	6,790	9,025
Net interest income after provision for loan losses	5,367	1,105	20,546	18,752
Account maintenance and deposit service fees	198	214	833	900
Income from bank-owned life insurance	139	138	1,336	554
Gain on sale of loans	395	--	395	--
Gain on sales of securities available for sale	--	--	--	142
Gain (loss) on other real estate owned, net	(150)	123	(297)	(274)
Net impairment losses recognized in earnings	(216)	(151)	(329)	(288)
Other	56	27	207	341
Noninterest income (loss)	422	351	2,145	1,375
Employee compensation and benefits	1,720	1,388	6,787	6,186
Occupancy expenses	723	656	2,796	2,692
FDIC assessment	125	165	522	705
Change in FDIC indemnification asset	(14)	(27)	(99)	1,040
Other expenses	1,189	1,091	4,890	4,674
Noninterest expense	3,743	3,273	14,896	15,297
Income before income taxes	2,046	(1,817)	7,795	4,830
Income tax expense	670	(663)	2,273	1,500
Net income	$ 1,376	$ (1,154)	$ 5,522	$ 3,330

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
		(As Restated)		(As Restated)

Per Share Data :
Earnings per share - Basic	$ 0.12	$ (0.10)	$ 0.48	$ 0.29
Earnings per share - Diluted	$ 0.12	$ (0.10)	$ 0.48	$ 0.29
Book value per share			$ 8.55	$ 8.05
Tangible book value per share			$ 7.59	$ 7.04
Weighted average shares outstanding - Basic	11,590,212	11,590,212	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,590,359	11,592,836	11,591,156	11,592,865
Shares outstanding at end of period			11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.89%	-0.76%	0.93%	0.55%
Return on average equity	5.54%	-4.82%	5.72%	3.56%
Yield on earning assets	6.10%	6.12%	6.20%	6.57%
Cost of funds	1.23%	1.76%	1.31%	1.79%
Cost of funds including non-interest bearing deposits	1.15%	1.66%	1.22%	1.68%
Net interest margin	5.03%	4.60%	5.07%	5.03%
Efficiency ratio (1)	50.51%	48.60%	51.52%	51.73%
Net charge-offs (recoveries) to average loans	0.29%	1.13%	1.28%	1.86%
Amortization of intangibles	$ 230	$ 235	$ 919	$ 943

			As of
			December 31,	December 31,
			2011	2010
				(As Restated)

Stockholders' equity to total assets			16.20%	15.93%
Tier 1 risk-based captial ratio			19.35%	19.53%
Intangible assets:
Goodwill			$ 9,160	$ 8,723
Core deposit intangible			1,995	2,915
Total			$ 11,155	$ 11,638

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 2,079	$ 8,175
Loans past due 90 days and accruing interest			32	--
Other real estate owned			13,620	3,901
Total nonperforming assets			$ 15,731	$ 12,076
Allowance for loan losses to total non-covered loans			1.53%	1.52%
Nonperforming assets including SBA guaranteed loans to total
non-covered assets			3.44%	2.75%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets			2.97%	2.47%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered loans and OREO			3.69%	3.25%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, impairment losses recognized in earnings and nonrecurring income on bank-owned life insurance .
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans exclude SBA guaranteed amounts totaling $2.5 million and $1.4 million at December 31, 2011 and December 31, 2010, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp, NASDAQ Symbol SONA
         Website: www.sonabank.com